EXHIBIT 99.1

ADTRAN, INC.

ANNOUNCES RETIREMENT of its CHIEF FINANCIAL OFFICER

HUNTSVILLE, Ala.—(BUSINESS WIRE)—February 20, 2015—ADTRAN, Inc. (NASDAQ:ADTN) announced today the retirement of its Chief Financial Officer, James Matthews. Mr. Matthews’ retirement as Senior Vice President – Finance, Chief Financial Officer, Treasurer and Secretary of the Company will be effective March 16, 2015. Mr. Matthews’ retirement as a Director will take effect with the Company’s Annual Meeting on May 13, 2015; he will not stand for reelection. Mr. Matthews is retiring in order to spend time with his family. The Company also announced that the Board has elected Michael Foliano, Senior Vice President – Global Operations, to the position of Interim Chief Financial Officer. Mr. Foliano will assume these responsibilities upon the effectiveness of Mr. Matthews’ resignation and will work with Mr. Matthews in transitioning these responsibilities until and after that date.

ADTRAN Chief Executive Officer Tom Stanton stated, “While we wish it were otherwise, we of course understand Jim’s need to retire at this time and are extremely grateful for his many years of thorough service and upcoming assistance in transitioning the responsibilities of his office.”

ADTRAN, Inc. is a leading global provider of networking and communications equipment. ADTRAN’s products enable voice, data, video and Internet communications across a variety of network infrastructures. ADTRAN solutions are currently in use by service providers, private enterprises, government organizations, and millions of individual users worldwide. For more information, please visit www.adtran.com.

For more information, contact the company at 800 9ADTRAN (800 923-8726) or via email at info@adtran.com. On the Web, visit www.adtran.com.

CONTACT: Jim Matthews Senior Vice President/CFO 256-963-8775	INVESTOR SERVICES/ASSISTANCE: Gayle Ellis 256-963-8220